Farmer Mac Announces the Honorable Chester J. Culver as New Presidentially Appointed Director

WASHINGTON, D.C., May 20, 2022 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, announced today that former Iowa Governor Chester J. Culver, of West Des Moines, Iowa, was confirmed by the United States Senate to serve on the company’s board of directors on May 18, 2022. Mr. Culver was nominated for the position by President Biden. He replaces Myles J. Watts of Bozeman, Montana on Farmer Mac’s board. Mr. Culver rejoins the company’s board after serving as an appointee by President Obama from 2012 until 2019.

Mr. Culver served as the fortieth governor of Iowa from 2006 until 2010, and through his career, he has demonstrated a keen interest in and deep-seated knowledge of politics, agriculture, education, and advocacy. He began his career as an environmental and consumer advocate in the Iowa Attorney General’s Office and proceeded to teach government and history in Des Moines, Iowa. In 1998, he was elected Iowa’s Secretary of State, and went on to serve two terms in that role prior to being elected to serve as governor of Iowa. As governor, he served the National Governors Association as Chairman of both the Governors Wind Energy Coalition and the Governors Biofuels Coalition. He is a graduate of the Virginia Polytechnic Institute and State University and received a Master of Arts in teaching at Drake University.

Commenting on Mr. Culver’s appointment, Board Chair Lowell Junkins said, “Chet’s passion for and understanding of American agriculture was a valued part of his presence on Farmer Mac’s board for seven years, and will continue to serve him, and our company, well in the future. He has demonstrated a lifetime of interest in topics that are of vital interest to Farmer Mac, especially our latest efforts in rural infrastructure.” Chair Junkins continued, “We also offer our sincere gratitude to Myles for his significant contributions and dedication to Farmer Mac during his twelve years of service on the board.”

“It is an honor and a privilege to once again serve on Farmer Mac’s board,” said Mr. Culver. “The company has shown a newfound interest in the renewable energy sector and projects that can bring power and infrastructure to the rural communities that need it most. Rural communities are the backbone of America, and Farmer Mac plays an important role in nurturing and supporting its agricultural lenders and their farm and ranch borrowers. I look forward to working with the other board members in guiding the company in its vital mission of providing rural America with access to affordable credit.”

Mr. Culver joins four other board members appointed by the President of the United States with the advice and consent of the United States Senate. Ten additional board members are elected each year by stockholders—five by holders of Class A Voting Common Stock that may be owned only by financial institutions (NYSE: AGM.A), and five by holders of Class B voting common stock that may be owned only by Farm Credit System institutions (not listed on any exchange).

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries
        (202) 872-7700

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